Exhibit 99.3

Execution Version

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”), dated as of June 12, 2025, is entered into by and between BioNTech SE, a European stock corporation (Societas Europaea) organized under the Laws of Germany and the European Union registered with the commercial register at the district court of Mainz under HRB 48720 (“Buyer”), and each of the stockholders of CureVac N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands, with its corporate seat in Amsterdam, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 77798031 (the “Company”), listed on Exhibit A hereto (each, a “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Buyer are entering into a Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), providing, among other things, for (a) Buyer to commence an exchange offer to acquire (subject to the Minimum Condition (as defined in the Purchase Agreement)) any and all of the outstanding ordinary shares, par value €0.12 per share, of the Company (collectively, the “Company Shares”) for the consideration and upon the terms and subject to the conditions set forth in the Purchase Agreement (as it may be extended, amended and supplemented from time to time as permitted by the Purchase Agreement, the “Offer”) and (b) following the consummation of the Offer, the Post-Offer Reorganization (as defined in the Purchase Agreement) of the Company;

WHEREAS, as of the date hereof, Stockholder is the record owner or “beneficial owner” (within the meaning of Rule 13d-3 under the United States Securities Exchange Act of 1934 (as amended, the “1934 Act”)) of the number of Company Shares set forth opposite Stockholder’s name on Exhibit A hereto under the heading “Owned Shares,” being all of the Company Shares owned of record or beneficially by Stockholder or any of its controlled Affiliates, or in relation to which any such Person is able to control the exercise of all rights, including voting rights, as of the date hereof (the “Owned Shares”);

WHEREAS, dievini Hopp BioTech holding GmbH & Co. KG is obliged, among other pre-IPO shareholders (together the “Contributing Shareholders”), in relation to the Company's pre-IPO employee share incentive plan with respect to the Company shares (the “Prior VSOP”) to transfer, in the event of an exercise of the Prior VSOP awards by the beneficiaries under the program, a certain number of Company Shares to the Company, thereby enabling the Company to satisfy any claims of the beneficiaries under the Prior VSOP; and

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into the Purchase Agreement and in consideration therefor, Buyer has required that each Stockholder, and each Stockholder has agreed to, enter into and perform this Agreement and tender and vote such Stockholder’s Owned Shares and Additional Owned Shares (as defined below) as described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, each Stockholder and Buyer hereby agree as follows:

1. Agreement to Tender the Company Shares.

1.1 On the terms and subject to the conditions of this Agreement, each Stockholder hereby irrevocably (subject to Section 3) agrees that he, she or it (a) shall, subject to (i) Section 1.2 below with respect to dievini Hopp BioTech holding GmbH & Co. KG as well as (ii) the transfer restrictions set forth in Sections 5 and 6 of the KfW-dievini SHA (as defined below) having been lifted, tender such Stockholder’s Owned Shares and any additional Company Shares that are beneficially owned by such Stockholder or any of its controlled Affiliates, or for which any such Person is the record owner or in relation to which any such Person is able to control the exercise of all rights, including voting rights, which are acquired after the date hereof and prior to the Termination Date (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such Company Shares) (the “Additional Owned Shares” and, together with the Owned Shares, the “Covered Shares”), or cause such Covered Shares to be tendered, into the Offer, free and clear of all Liens other than restrictions on Transfer (as defined below) or voting as created by this Agreement or under applicable securities Laws, promptly, and in any event no later than the latest of (but in any event prior to the Expiration Time): (i) fifteen (15) Business Days following the commencement of the Offer; (ii) within ten (10) Business Days following receipt of the Offer Documents by such Stockholder; (iii) within eight (8) Business Days following receipt of written confirmation that the transfer restrictions set forth in Sections 5 and 6 of the KfW-dievini SHA have been lifted and (iv) in the case of Additional Owned Shares acquired following the commencement of the Offer, within five (5) Business Days following the later of (x) acquisition thereof and (y) written confirmation that the transfer restrictions set forth in Sections 5 and 6 of the KfW-dievini SHA have been lifted; and (b) shall not, prior to the termination of the Purchase Agreement in accordance with Section 8.01 thereof, tender any Covered Shares in connection with any Alternative Acquisition Proposal. Stockholder shall not withdraw any Company Shares, or cause such Company Shares to be withdrawn, from the Offer unless and until this Agreement is terminated in accordance with Section 3.

1.2 Without undue delay after the date hereof, dievini Hopp BioTech holding GmbH & Co. KG shall work together with the Company and the other Contributing Shareholders to use reasonable endeavors that the respective beneficiaries under the Company Prior VSOP Awards enter into an amendment to the contractual terms of the Company Prior VSOP Awards, in particular, providing for dievini Hopp BioTech holding GmbH & Co. KG to (i) tender the respective Company Shares required to settle the Company Prior VSOP Awards, and (ii) transfer the respective Offer Consideration received for such Company Shares (in each case less any applicable Tax withholdings) to the respective beneficiaries so that, as a consequence of (i) and (ii) any outstanding claims under the Company Prior VSOP Awards would be settled. If and to the extent an agreement with certain beneficiaries cannot be reached, dievini Hopp BioTech holding GmbH & Co. KG shall be entitled to withhold, and not tender, such number of Company Shares required to fulfil the obligations under the Prior VSOP and transfer such Company Shares to the respective beneficiaries upon exercise.

1.3 If (a) the Offer is terminated or withdrawn by Buyer, (b) the Purchase Agreement is terminated in accordance with Section 8.01 thereof prior to the acceptance for payment of the Covered Shares in the Offer or (c) this Agreement is terminated in accordance with Section 3, then in each case Buyer shall promptly return, and shall cause any depositary acting on behalf of Buyer to return to each Stockholder all the Covered Shares tendered by such Stockholder in the Offer.

2. Agreement to Vote the Covered Shares.

2.1 Agreement to Vote and Support. Beginning on the date hereof until the Termination Date, at every meeting of the stockholders of the Company (the “Company Stockholders”) (including the EGM and, if necessary, any Subsequent EGM), including any postponement or adjournment thereof, however called, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought (each, a “Company Stockholders Meeting”), each Stockholder agrees to, and if applicable, to cause its controlled Affiliates or the holder of record of any of its Covered Shares to, appear (in person or by proxy) at each Company Stockholders Meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (if applicable), and, subject to the restrictions in Sections 3 and 4 of the KfW-dievini SHA having been lifted, unconditionally and irrevocably affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to), and not to withdraw any such vote or consent with respect to, all of such Stockholder’s Covered Shares, as follows (with the matters described in clauses (a), (b) and (c) below being referred to collectively as the “Supported Matters”):

(a) in favor of the adoption of each resolution described in Section 2.04 of the Purchase Agreement;

(b) in favor of any other matter related to the Transactions that is (i) submitted by the Company for approval by the Company Stockholders at the EGM or any Subsequent EGM, and (ii) recommended by the Company Boards, prior to the Closing Date, for approval by the Company Stockholders, in each case, intended to facilitate the consummation of the Offer in accordance with the Purchase Agreement; provided, that, nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any matter requested by Buyer to be submitted for such Company Stockholder approval or to recommend that the Company Stockholders vote to approve any such matter; and

(c) against: (i) any proposal, action or agreement that would result in (A) this Agreement or any provision hereunder being prevented or nullified, (B) a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement or the Company contained in the Purchase Agreement, or (C) any of the Offer Conditions as set forth in the Purchase Agreement not being satisfied or not being fulfilled (if and to the extent such Offer Condition depends on a specific voting by such Stockholder of her/his or its Covered Shares); (ii) any Alternative Acquisition Proposal, any proposal relating to an Alternative Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Purchase Agreement, the Offer, the Post-Offer Reorganization or the other Transactions; (iii) any (A) Alternative Acquisition Agreement (or any transactions contemplated thereby), (B) merger, consolidation, business combination, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company or its Subsidiaries (other than the Purchase Agreement, the Post-Offer Reorganization documentation, and the other Transactions), or (C) sale, lease, license or transfer involving any Company Product or a material amount of assets (including, for the avoidance of doubt, any Intellectual Property Rights or capital stock of any Subsidiary) of the Company or its Subsidiaries, taken as a whole, or agreement relating to the foregoing (other than the Purchase Agreement, the Post-Offer Reorganization and the other Transactions, or as contemplated by the Purchase Agreement); (iv) any change in or to (A) the Company Boards that is not recommended or approved by the Company Boards, (B) the present capitalization or corporate structure of the Company or (C) the Company Organizational Documents, in each case not (to the actual knowledge of Stockholder) consented to by Buyer under the Purchase Agreement; provided, that upon any Stockholder’s written request, Buyer shall promptly inform such Stockholder whether any of the proposed changes described in clauses (iv)(A) through (C) above have been approved by Buyer; provided, further, that any failure or delay by Buyer in so informing such Stockholder shall not relieve such Stockholder of its obligations pursuant to this clause (iv); and (v) any other action, agreement or proposal which would prevent or materially delay the consummation of the Offer, the Post-Offer Reorganization or any of the other Transactions.

2.2 Other Voting Commitments. Stockholder shall not propose, commit, publicly affirmatively support, or agree to take any action inconsistent with the Supported Matters. For the avoidance of doubt, other than with respect to the Supported Matters or as otherwise set forth in this Agreement, Stockholder shall not have any obligation to vote the Covered Shares in any particular manner.

3. Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (a) the mutual written agreement of Buyer and each Stockholder; (b) the valid termination of the Purchase Agreement in accordance with its terms; (c) any modification to the Purchase Agreement or the Offer that (i) is effected without each Stockholder’s prior written consent and (ii) decreases the Offer Consideration or changes the form of consideration payable to each Stockholder pursuant to the terms of the Purchase Agreement in a manner that is inconsistent with the Purchase Agreement; and (d) after the Closing Date (such earlier date, the “Termination Date”); provided, that the provisions set forth in this Section 3, Section 4.4 (except with respect to a termination pursuant to clauses (a), (b) or (c) above), Section 9 and Sections 12 through 21 shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s breach that may have occurred at or before such termination. Furthermore, each Stockholder may terminate this Agreement by written notice to Buyer if Buyer is in violation of Section 6 below.

4. Certain Covenants of Stockholder.

4.1 Transfers. Beginning on the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that (a) except as expressly contemplated by this Agreement, the Purchase Agreement or the Offer Documents, such Stockholder shall not, and shall direct his, her or its Affiliates and their respective Representatives not to, directly or indirectly, Transfer, offer or consent to Transfer, or enter into any Contract, option, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of Law) or commit, permit or agree to take any of the foregoing actions, and (b) such Stockholder shall not, and shall direct his, her or its Affiliates and their respective Representatives not to, directly or indirectly, take any action that would reasonably be expected to prevent, impede or delay the consummation of the Transactions or the transactions contemplated by this Agreement or cause any representation or warranty of such Stockholder in this Agreement to be untrue or incorrect. Without limiting the foregoing, each Stockholder agrees that he, she or it shall not, and shall cause each of such Stockholder’s Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the 1934 Act) with respect to any securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions. Stockholder shall not and shall not permit any Person under such Stockholder’s control to, and shall direct and use its reasonable best efforts to cause such Stockholder’s and their respective Representatives not to, seek or solicit any of the actions referred to in the foregoing clauses (a) or (b) above, and such Stockholder shall promptly notify Buyer, and shall provide all details requested by Buyer, if Stockholder, any Person under such Stockholder’s control or any of such Stockholder’s or such Person’s respective Representatives shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. To the extent permissible under applicable Law, any Transfer in violation of this Section 4.1 shall be null and void ab initio. For purposes of this Agreement, “Transfer” means (i) any direct or indirect offer, sale, assignment, Lien, gift, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, Lien, gift, hedge, hypothecation, disposition, loan or other transfer (whether by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy, consent, power of attorney, rights of first offer or refusal, or other authorization with respect to any Covered Shares, (iii) any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (iv) any Contract, option, arrangement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv) above. In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares to prevent any Transfer thereof on the books of the Company in violation of this Agreement, and authorizes the Company to legend the certificates or book-entry records evidencing the Covered Shares to reflect that such Covered Shares are subject to this Agreement.

4.2 Documentation and Information. Except as required by applicable Law, Stockholder shall not, and shall direct such Stockholder’s Representatives not to, make any public announcement regarding this Agreement, the Purchase Agreement, the Offer or the Transactions without the prior written consent of Buyer; provided, however, that nothing herein shall restrict such Stockholder from consulting its legal, financial or other advisors in connection with this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby. If any such public announcement is required by applicable Law, Stockholder shall, to the extent legally permissible, provide a draft of such announcement to Buyer and consider any reasonable comments of Buyer or its Representatives in good faith prior to such filing. Each Stockholder consents to and hereby authorizes Buyer, the Company or their respective Affiliates to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority, and any press release or other disclosure or document that Buyer reasonably determines to be necessary in connection with the Offer, the Post-Offer Reorganization and any of the other Transactions, such Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that Buyer or the Company may file this Agreement or a form hereof with the SEC or any other Governmental Authority. Each Stockholder may make any filings with respect to this Agreement to the extent required by Law (including without limitation the filing of Schedule 13D with the SEC which may include this Agreement as exhibit thereto); provided, that, to the extent legally permissible, such Stockholder shall provide Buyer with a reasonable opportunity to review such filings prior to making any such filings and shall consider in good faith all such reasonable comments made by Buyer. Each Stockholder shall promptly (a) give Buyer or the Company any information it may reasonably require for the preparation of any such disclosure documents, including in connection with the Offer Documents, and will otherwise reasonably assist and cooperate with Buyer and the Company in the preparation, filing and distribution of the Offer Documents and the resolution of any comments thereto received from the SEC, and (b) notify Buyer of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom.

4.3 No Solicitation. Stockholder shall not take any action that the Company would be prohibited from taking under Section 5.03 of the Purchase Agreement as if such Section of the Purchase Agreement applied, mutatis mutandis, to such Stockholder. Stockholder (solely in its capacity as a shareholder of the Company) shall, and shall cause its controlled Affiliates and shall cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal. Each Stockholder agrees to promptly inform its controlled Affiliates and its and their Representatives of the obligations undertaken in this Section 4.3. Nothing in this Section 4.3 shall prohibit any Stockholder and its Representatives from informing any Person of the existence of the provisions contained in this Section 4.3.

4.4 Restrictions on Transfer of Buyer Securities

(a) The parties agree that (i) during the period commencing on and including the Closing Date up to and including the ninetieth (90th) day following the Closing Date (the “Initial Restriction Period”), Stockholder shall not Sell or Offer to Sell, individually or in the aggregate, a number of Buyer ADS or Buyer Related Securities (collectively, the “Buyer Securities”) which exceeds 25% of the Buyer ADSs issued to such Stockholder as holder of record or beneficially (as defined in Rule 13d-3 under the 1934 Act) in connection with the Transactions, and (ii) during the period commencing on and including the ninety-first (91st) day following the Closing Date up to and including the one hundred and eightieth (180th) day following the Closing Date (the “Subsequent Restriction Period” and, together with the Initial Restriction Period, the “Restriction Period”), Stockholder shall not Sell or Offer to Sell, individually or in the aggregate, a number of Buyer Securities which exceeds 25% of the Buyer ADSs issued to such Stockholder as holder of record or beneficially (as defined in Rule 13d-3 under the 1934 Act) in connection with the Transactions; provided, that (A) the foregoing restrictions shall not apply following the end of the Restriction Period, and (B) during the Restriction Period, the foregoing restrictions shall not apply to the transfer of Buyer Securities (each, a “Permitted Transfer”): (I) if Stockholder is a corporation, partnership, limited liability company, trust, foundation (including, for the avoidance of doubt, any foundation (Stiftung) established under Liechtenstein law) or other business entity, to any controlled Affiliate(s) of such Stockholder or any funds, investors, entities or accounts that are managed, sponsored or advised by such Stockholder or its controlled Affiliates; (II) if Stockholder is an individual, by gift, or by will or intestate succession to a Family Member or to a trust or foundation (including, for the avoidance of doubt, any foundation (Stiftung) established under Liechtenstein law) whose beneficiaries consist exclusively of one or more of such Stockholder or a Family Member, or by virtue of Laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic Order or in connection with a divorce settlement; or (III) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Buyer ADS, involving a Change of Control (including negotiating and entering into an agreement providing for any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Buyer Securities shall remain subject to the restrictions set forth in this Section 4.4(a); provided, further, that in the case of each Permitted Transfer pursuant to clauses (I) through (III) above, it shall be a condition to such transfer that each Permitted Transferee executes and delivers to Buyer an agreement in form and substance satisfactory to Buyer stating that such transferee is receiving and holding such Buyer Securities subject to the provisions of this Section 4.4 and agrees not to Sell or Offer to Sell such Buyer Securities, engage in any Swap or engage in any other activities restricted under this Section 4.4 except in accordance with this Section 4.4 (as if such Permitted Transferee had been an original signatory hereto).

(b) Each Stockholder agrees and consents to the entry of stop transfer instructions with Buyer’s depositary bank, transfer agent and/or registrar, as the case may be in connection with American Depositary Shares, against the transfer of Buyer Securities for the term of the Restriction Period except in compliance with the restrictions set forth in this Section 4.4.

(c) For purposes of this Section 4.4:

(i) “Buyer Related Securities” shall mean any options or warrants or other rights to acquire Buyer ADS or any securities exchangeable or exercisable for or convertible into Buyer ADS, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Buyer ADS.

(ii) “Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the 1934 Act.

(iii) “Change of Control” shall mean the transfer, whether by tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, to a person or group of affiliated Persons, of share capital if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of Buyer (or the surviving entity).

(iv) “Family Member” shall mean, as applicable, the spouse of Stockholder, an immediate family member of Stockholder or an immediate family member of such Stockholder’s spouse. “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the 1934 Act.

(v) “Permitted Transferees” means any Person to whom Stockholder, his or her Family Members, or its Affiliates, as applicable, or any Permitted Transferee is permitted to transfer Buyer Securities pursuant to the terms and subject to the conditions set forth in Section 4.4(a).

(vi) “Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the 1934 Act.

(vii) “Sell or Offer to Sell” shall mean to: (A) sell, offer to sell, contract to sell or lend; (B) effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position; (C) pledge, hypothecate or grant any security interest in; (D) Swap; or (E) in any other way transfer or dispose of, in each case whether effected directly or indirectly.

(viii) “Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of the Buyer Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

4.5 Stockholders Agreements. Each Stockholder hereby represents that it is a party to the shareholders’ agreement dated June 16, 2020 between such Stockholder and Kreditanstalt für Wiederaufbau (“KfW”) and additional parties, as subsequently amended (the “KfW-dievini SHA”). Dievini Hopp BioTech holding GmbH & Co. KG hereby represents that it is a party to the relationship agreement dated 17 July 2020 between the Company, dievini Hopp BioTech holding GmbH & Co. KG and KfW (the “Relationship Agreement”) and the investment and shareholders’ agreement dated 17 July 2020 between the Company and its pre-IPO shareholders (the “ISA”).

(a) Each Stockholder hereby agrees that, in connection with entering into this Agreement, it hereby waives its right of first refusal set forth in the KfW-dievini SHA and agrees and consents to any disposal of Company Shares tendered by KfW in the Offer and agrees to terminate the KfW-dievini SHA effective as of the Closing Date, subject to KfW (i) waiving its right of first refusal set forth in the KfW-dievini SHA, (ii) agreeing and consenting to any disposal of Company Shares tendered by such Stockholder in the Offer and (iii) agreeing to terminate the KfW-dievini SHA effective as of the Closing Date;

(b) In connection with entering into this Agreement, dievini Hopp BioTech holding GmbH & Co. KG: (i) hereby agrees to terminate the Relationship Agreement effective as of the Closing Date, subject to the termination of the KfW-dievini SHA as set forth in Section 4.5(a) thereof; and (ii) hereby agrees to, and undertakes to use its reasonable endeavors that the other parties agree to, terminate the ISA effective as of the Closing Date and waive any actual or contingent rights under the ISA.

5. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Buyer as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Section 5 shall be made as of the date hereof, as of the date of the EGM or any Subsequent EGM, and as of the Closing):

5.1 Due Authority. Stockholder, if not a natural person, is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (provided such concept is acknowledged under such Stockholder’s jurisdiction of formation), and has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by such Stockholder’s board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding agreement of Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

5.2 No Conflict. The execution and delivery of, compliance with and performance by Stockholder of this Agreement do not and will not (a) if such Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of the certificate of incorporation or formation or operating agreement or similar organizational documents of such Stockholder (if any), (b) conflict with or result in a violation or breach of any Law applicable to such Stockholder, (c) except as may be required by applicable securities Laws or the KfW-dievini SHA, (i) require any consent by any Person under, or (ii) violate, result in a breach or constitute a default, or an event that, with or without notice or lapse of time or both, would violate, result in a breach or constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled under, any Contract binding upon such Stockholder, or to which any of such Stockholder’s properties, rights or other assets are subject, in the case of clause (ii) which would have a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement, (d) result in the creation of any Lien on any of the properties or assets (including intangible assets) of such Stockholder, or (e) violate any judgment, Order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to such Stockholder or any of such Stockholder’s properties or assets.

5.3 Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the 1933 Act, the 1934 Act, or state securities, takeover and “blue sky” Laws, (b) the applicable rules and regulations of the SEC or any applicable stock exchange and (c) the KfW-dievini SHA.

5.4 Ownership of the Owned Shares. Stockholder is, as of the date hereof, the sole record or beneficial owner of (a) the Owned Shares set forth opposite such Stockholder’s name on Exhibit A hereto and (b) the securities of the Company convertible into, exchangeable or exercisable for Company Shares or other securities of the Company, in each case set forth opposite such Stockholder’s name on Exhibit A hereto (the “Disclosed Owned Securities”), all of which are free and clear of any Lien, other than those created by this Agreement, the Company’s constitutional documents, the KfW-dievini SHA or arising under applicable securities Laws. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire, or that are exercisable for, or convertible or exchangeable into, shares of capital stock of the Company, in each case other than the Disclosed Owned Securities. Stockholder (i) has the sole right to vote and Transfer the Owned Shares set forth opposite such Stockholder’s name on Exhibit A hereto, and none of such Owned Shares is subject to any pledge, disposition, voting, transfer or other Contract, arrangement or restriction, including any proxy, consent or power of attorney, except as contemplated by this Agreement and (ii) has sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 1, 2, 4 and 8 and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws, the Company’s constitutional documents, the KfW-dievini SHA and the terms of this Agreement. Any proxies heretofore given in respect of any Owned Shares of Stockholder, if any, are revocable. Subject to dievini Hopp BioTech holding GmbH & Co. KG’s obligation under the ISA, as of the date hereof, Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire any of such Owned Shares held by such Stockholder. Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any Liens, subject to applicable securities Laws, the KfW-dievini SHA and the terms of this Agreement.

5.5 Absence of Litigation. As of the date hereof, there is no Action or Order pending or threatened in writing against, or, to the knowledge of Stockholder, threatened orally against such Stockholder that would reasonably be expected to restrict, prohibit, impair or delay the consummation of the transactions contemplated herein or the performance by such Stockholder of its obligations under this Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with this Agreement based upon arrangements made by or on behalf of Stockholder in its capacity as a stockholder of the Company for which Buyer, the Company or one or more of their respective Affiliates would be liable.

5.7 Ownership of Buyer ADS. Stockholder is, to the best of its knowledge, as of the date hereof, the record owner or “beneficial owner” (within the meaning of Rule 13d-3 under the 1934 Act) of (a) the number of Buyer ADS set forth opposite such Stockholder’s name on Exhibit B hereto under the heading “Owned Buyer ADS”, being all of the Buyer ADS owned of record or beneficially by such Stockholder or any of its controlled Affiliates, or in relation to which any such Person is able to control the exercise of all rights, including voting rights, and (b) the securities of Buyer convertible into, exchangeable or exercisable for Buyer ADS or other securities of Buyer, in each case set forth opposite such Stockholder’s name on Exhibit B hereto. Stockholder undertakes to provide to Buyer, within four (4) weeks following the public announcement of the execution of the Purchase Agreement, a final written confirmation of the number of Buyer ADS and any such securities convertible, exchangeable, or exercisable for Buyer ADS owned of record or beneficially by such Stockholder or any of its controlled Affiliates as of the date of such confirmation.

6. Certain Covenants of Buyer. Buyer shall not, without Stockholder’s prior written consent, (i) impose any additional Offer Condition other than those included in Annex I to the Purchase Agreement, (ii) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to Stockholder, or (iii) make any modification or amendment that decreases the Offer Consideration or changes the form of consideration payable to Stockholder pursuant to the terms of the Purchase Agreement in a manner that is inconsistent with the Purchase Agreement.

7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to each Stockholder as follows:

7.1 Due Authority. Buyer is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has all requisite organizational power and authority and has taken all organizational action necessary (including approval by its board of directors or applicable organizational bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other organizational action by Buyer or vote of holders of any class of the capital stock of Buyer is necessary to authorize the execution and delivery of, compliance with and performance by Buyer of, this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by each Stockholder, constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

7.2 Stockholders Agreements. Buyer agrees to use reasonable endeavors to enter into a tender support agreement with KfW under which KfW agrees to:

(a) waive its right of first refusal set forth in the KfW-dievini SHA and agree and consent to any disposal of Company Shares tendered by each Stockholder in the Offer and to terminate the KfW-dievini SHA effective as of the Closing Date, subject to each Stockholder (i) waiving its right of first refusal set forth in the KfW-dievini SHA, (ii) agreeing and consenting to any disposal of Company Shares tendered by KfW in the Offer and (iii) agreeing to terminate the KfW-dievini SHA effective as of the Closing Date; and

(b) terminate the Relationship Agreement effective as of the Closing Date, subject to the termination of the KfW-dievini SHA.

7.3 Most Favoured Nation. The terms and conditions of this Agreement, taken as a whole, are no less favorable in any material respect to Stockholder than the terms and conditions of any other tender and support agreement or similar agreement entered into by Buyer with any other shareholder of the Company in connection with the Transactions (each, an “Other Tender and Support Agreement”); provided, that the foregoing provisions shall not apply (i) with respect to any tender and support agreement or similar agreement entered into between Buyer, on the one hand, and any member of the management board (bestuur) or the supervisory board (raad van commissarissen) of the Company, on the other hand, or (ii) with respect to the subject matter of Section 4.4 of this Agreement in connection with any tender and support agreement or similar agreement entered into between Buyer, on the one hand, and Kreditanstalt für Wiederaufbau, on the other hand (each of (i) and (ii), an “Excluded Other Tender and Support Agreements”) except for the provisions relating to the amount and the kind of Offer Consideration contained in such Excluded Other Tender and Support Agreements, and the Excluded Other Tender and Support Agreements shall except for the provisions relating to the amount and the kind of Offer Consideration contained in such Excluded Other Tender and Support Agreements not be included in the definition of “Other Tender and Support Agreements” for purposes of this Section 7.3. In the event that Buyer enters into, amends, or modifies any Other Tender and Support Agreement after the date hereof, and such Other Tender and Support Agreement contains terms or conditions that are, taken as a whole, more favorable to such other shareholder than the terms and conditions provided to Stockholder under this Agreement, Buyer shall promptly notify Stockholder in writing of such more favorable terms or conditions, and this Agreement shall be deemed automatically amended, without any further action by the parties, to incorporate such more favorable terms or conditions as of the date such Other Tender and Support Agreement is entered into, amended, or modified, as applicable. For the avoidance of doubt, this Section shall not apply to any terms or conditions that reflect differences in the number or type of securities held by any shareholder.

7.4 No Conflict. The execution, delivery and performance by Buyer of this Agreement do not and will not, other than as provided in the Purchase Agreement with respect to the Offer, the Post-Offer Reorganization and the other Transactions, (a) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of Buyer, (b) conflict with or result in a violation or breach of any applicable Law, (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Buyer is entitled, under any Contract binding upon Buyer, or to which any of its properties, rights or other assets are subject or (d) result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets (including intangible assets) of Buyer, except in the case of clauses (b), (c) and (d), for any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Buyer of its obligations under this Agreement.

8. Non-Survival of Representations, Warranties and Covenants. Except as provided in Section 3, the representations, warranties and covenants contained herein shall not survive the Termination Date.

9. Waiver of Appraisal and Dissenter Rights and Certain Other Actions.

9.1 Each Stockholder hereby irrevocably and unconditionally waives, to the extent of the Law, and agrees to cause to be waived and not to assert (a) any appraisal rights, any dissenter’s rights, any rights of first refusal, any tag-along rights, any drag-along rights and any other rights under any existing shareholders agreement and applicable Law with respect to any of the Company Shares in connection with the Offer, the Post-Offer Reorganization, and the other Transactions, and (b) any rights to object to or challenge the consummation of the Offer, the Post-Offer Reorganization or any of the other Transactions.

9.2 Each Stockholder hereby agrees (a) not to commence or affirmatively participate in or receive any economic or other benefit from any claim or other Action, whether derivative or otherwise, against Buyer, the Company or any of their respective Affiliates or successors, or their respective boards of directors (or similar governing bodies), relating to the negotiation, execution or delivery of this Agreement or the consummation of the Transactions or the transactions contemplated hereby or the consummation of the Offer, the Post-Offer Reorganization or the other Transactions, including any such claim or other Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, the Post-Offer Reorganization or the other Transactions (ii) alleging a breach of any fiduciary duty of the Company Boards in connection with the Purchase Agreement the Post-Offer Reorganization or the other Transactions, or (iii) with respect to SEC disclosure or other disclosure to the Company Stockholders in connection with this Agreement, the Purchase Agreement, the Post-Offer Reorganization or the other Transactions or the transactions contemplated hereby, and (b) to take all actions necessary to opt out of any class in any class action relating to any of the foregoing; provided, that the foregoing shall not limit, restrict or prohibit such Stockholder from claiming or asserting any defenses or counterclaims in connection with any Action arising out of or in connection with the Purchase Agreement, the Post-Offer Reorganization, this Agreement or the other Transactions.

10. Certain Adjustments; Additional Owned Shares. In the event of a stock split, stock dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Shares,” “Covered Shares,” “Disclosed Owned Securities,” “Owned Shares,” “Additional Owned Shares” and similar terms shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Additional Owned Shares, such Additional Owned Shares shall, without further action of the parties, be subject to the provisions of this Agreement, the representations and warranties of Stockholder in Section 5 shall be true and correct as of the date that beneficial ownership of Additional Owned Shares is acquired, and the number of Owned Shares set forth on Exhibit A opposite the name of such Stockholder will be deemed amended accordingly. Stockholder shall promptly notify Buyer in writing of any such event and of the number of Additional Owned Shares acquired.

11. Reliance. Stockholder understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement. Buyer understands and acknowledges that Stockholder is entering into this Agreement in reliance upon Buyer’s execution, delivery and performance of the Purchase Agreement.

12. Further Assurances. Stockholder shall, from time to time, as promptly as practicable execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments or take such other actions as Buyer legally requires to effect the transactions contemplated by this Agreement.

13. Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Stockholder, to the address set forth on Stockholder’s signature page hereto;

if to Buyer, to:

BioNTech SE

An der Goldgrube 12

55131 Mainz

Germany

Attention:	James Ryan, Chief Legal Officer & Chief Business Officer
Email:	James.Ryan@biontech.co.uk

with copies, which shall not constitute notice, to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:	Paul Claydon; Jack S. Bodner
Email:	pclaydon@cov.com; jbodner@cov.com

and

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB

Bockenheimer Landstraße 24

60323 Frankfurt am Main

Attention:	Lucina Berger
Email:	lucina.berger@hengeler.com

and

Loyens & Loeff N.V.

Parnassusweg 300

1081 LC Amsterdam

The Netherlands

Attention:	Michel van Agt
Email:	michel.van.agt@loyensloeff.com

14. Interpretation. Unless the express context otherwise requires (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” or “Euros” refer to European Union Euros; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of this Agreement; (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using Exchange Rate, on the applicable date or dates; (g) references herein to any gender shall include each other gender; (h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (i) the word “or” shall be disjunctive but not exclusive; (j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (k) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (m) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day and (n) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

15. Entire Agreement; Counterparts; Electronic Delivery. This Agreement, including the Exhibits hereto, and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated herein. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a Contract, and each party hereby forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by each other party. Until and unless each party has received a counterpart of this Agreement signed by each other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

16. Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Boards’ fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

17. Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof or the transactions contemplated hereby (each a “Dispute”) shall be resolved in accordance with this Section 17.

(a) Consent to Jurisdiction. For purposes of resolving any Dispute, each party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) (the “Chosen Court”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) waives any claim of improper venue or any claim that the Chosen Court is an inconvenient forum, and (d) agrees that, subject to Section 17(b) below, it shall not bring any action relating to a Dispute in any forum other than the Chosen Court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to a Dispute: (i) any claim that such party is not personally subject to the jurisdiction of the Chosen Court as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Court.

(b) Arbitration. In the event that a Chosen Court of first instance declines jurisdiction over an action brought in accordance with Section 17(a), the associated Dispute shall be resolved by final and binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration in effect at the time (the “Rules”), except as modified herein.

(i) The seat of arbitration shall be Frankfurt, Germany and the arbitration shall be conducted in the English language.

(ii) The arbitration shall be conducted by three arbitrators. The claimant and respondent shall each nominate one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so nominated shall nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the confirmation by the ICC Court of Arbitration (“ICC Court”) of the second arbitrator. If any party fails to nominate an arbitrator, or if the two party-nominated arbitrators fail to nominate the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party's request, be appointed by the ICC Court in accordance with the Rules.

(iii) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue an injunction, attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ orders to that effect.

(iv) The award of the arbitrators shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any Dispute presented to the arbitrators. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

(c) The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of the transactions contemplated herein and without that right, none of the parties would have entered into this Agreement. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17(c) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(d) Waiver of jury trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the other documents and agreements delivered in connection herewith or the transactions contemplated hereby or thereby or the actions of the parties in the negotiation, administration, performance and enforcement hereof or thereof. Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (b) such party has considered and understands the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(d).

18. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party hereto without the express written consent of the other parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be null and void, except that (a) Buyer may transfer or assign its rights and obligations under this Agreement to any Affiliate of Buyer without the written consent of Stockholder, and (b) after the Acceptance Time, Buyer may transfer or assign its rights and obligations under this Agreement to any Person, provided that in each case Buyer shall remain jointly and severally liable with such assignee for any and all obligations of Buyer under this Agreement and the Purchase Agreement.

19. No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person other than the parties any rights or remedies.

20. Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

21. No Ownership Interest. Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Buyer shall not have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Buyer, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Buyer beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.

22. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated herein is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the extent possible.

23. Amendment; Waiver. This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties. No provision of this Agreement may be waived or extended except by a written instrument signed by the party against whom the waiver or extension is to be effective. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

24. Spousal Consent. If Stockholder is married and any of the Covered Shares may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Buyer, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Exhibit C.

25. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder, or a designee of Stockholder, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director of the Company, in Stockholder’s, or its designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in such Stockholder’s capacity as a stockholder of the Company). In this regard, Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BUYER

BioNTech SE

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

STOCKHOLDERS:

dievini Hopp BioTech holding GmbH & Co. KG
(acting through dievini Verwaltungs GmbH as its general partner)

By:
Name: Mathias Hothum
Authorized by Daniel Hopp, managing director with sole authorization (einzelvertretungsberechtigter Geschäftsführer) of dievini Verwaltungs GmbH

DH-LT-Investments GmbH

By:
Name: Mathias Hothum
Authorized by Daniel Hopp, managing director with sole authorization (einzelvertretungsberechtigter Geschäftsführer) of DH-LT-Investments GmbH

[Signature Page to Tender and Support Agreement]

Zweite DH Verwaltungs GmbH

By:
Name: Mathias Hothum
Authorized by Daniel Hopp, managing director with sole authorization (einzelvertretungsberechtigter Geschäftsführer) of Zweite DH Verwaltungs GmbH

DH-Assets GmbH & Co. KG
(acting through DH Verwaltungs GmbH as its general partner)

By:
Name: Mathias Hothum
Authorized by Daniel Hopp, managing director with sole authorization (einzelvertretungsberechtigter Geschäftsführer) of DH Verwaltungs GmbH

[Signature Page to Tender and Support Agreement]

Exhibit A

Owned Shares1

Stockholder Name	Company Shares and Other Securities Owned

dievini Hopp BioTech holding GmbH & Co. KG	Owned Company Shares of which Stockholder is the record owner: 70,181,760

DH-LT-Investments GmbH	Owned Company Shares of which Stockholder is the record owner: 8,753,595

Zweite DH Verwaltungs GmbH	Owned Company Shares of which Stockholder is the record owner: 3,404,672

DH-Assets GmbH & Co. KG	Owned Company Shares of which Stockholder is the record owner: 33,517

[1]	Note to Draft: Subject to review

Exhibit B

Owned Buyer ADS

None

Exhibit C

Spousal Consent

In consideration of the execution of that certain Tender and Support Agreement (the “Support Agreement”), dated June 12, 2025, by and among BioNTech SE, a European stock corporation (Societas Europaea) organized under the Laws of Germany and the European Union (“Buyer”), and a stockholder of CureVac N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands, with its corporate seat in Amsterdam, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 77798031, ______________________________ (the “Stockholder”), I, the undersigned, spouse of the Stockholder, have been given a copy of, and have had an opportunity to review, the Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Support Agreement. I agree to be bound by and accept the provisions of the Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Covered Shares (as defined in the Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Support Agreement.

(Signature)

Name:
(Please Print)

Dated:_______________, 2025